Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

UTEK CORPORATION

UTEK Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution and directed that said resolution be submitted to stockholders of the Corporation entitled to vote in respect thereof for their approval:

RESOLVED, that the Certificate of Incorporation be amended by changing the article thereof numbered “ARTICLE 4” so that, as amended, said article shall be and read as follows:

ARTICLE 4. SHARES

The total authorized stock of this corporation shall consist of 29,000,000 shares of common stock having a par value of $0.01 per share (the “Common Stock’) and 1,000,000 shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”). Each share of Common Stock shall entitle the holder to (1) one vote on all matters submitted to a vote of the shareholders, (ii) to receive dividends when and if declared by the Board of Directors from funds legally available therefore according to the number of shares held, and (iii) upon liquidation, dissolution or winding up of the Corporation, to share ratably in any assets available for distribution to shareholders and payment of all obligations of the Corporation and after provision has been made with respect to each class of stock, if any, having preference over the Common Stock. The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolution, before the issuance of any shares of a particular series, the number and any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by Delaware General Corporation Law in respect of any series of Preferred Stock of the corporation.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 13, 1999.

THIRD: The foregoing amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, UTEK Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chairman and Chief Executive Officer this 12th day of June, 2007.

/s/ Clifford M. Gross
Clifford M. Gross, Ph.D.
Chairman and Chief Executive Officer